UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 22, 2017
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105
(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2017, CAI International, Inc. (the  “Company”) entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) with Victor M. Garcia, the Company’s President and Chief Executive Officer, effective as of May 1, 2017.  The Employment Agreement replaces the Amended and Restated Employment Agreement entered into with Mr. Garcia in April 2011.  Unless Mr. Garcia’s employment is terminated before expiration, the Employment Agreement will remain in effect until May 1, 2020, subject to automatic renewal for an additional 36 months if not terminated by either party in writing at least 90 days prior to the end of the applicable term of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Garcia will receive an annual base salary of $614,412, subject to annual increases at the discretion of the Board of Directors of the Company (the “Board”).  Mr. Garcia will also be eligible for an annual bonus with a target of 70% of his then-current base salary, with 70% to 80% of the annual bonus to be based on the Company's achievement of its budgeted after-tax profits, pre-tax profits or other operating metrics, as determined annually by the Compensation Committee, and the remaining 20% to 30% of the annual bonus to be based on a subjective evaluation of Mr. Garcia’s performance, based on certain criteria as approved by the Compensation Committee and the Board.  Actual payouts of the bonus may range from 0% to 200%, as set by the Compensation Committee.  In addition, Mr. Garcia is eligible to receive equity awards from the Company, subject to the discretion of the Board, with the current expectation of the Board that Mr. Garcia’s annual grant will be determined using a target grant value of 70% of his then-current base salary.  Pursuant to the Employment Agreement, any unvested equity awards granted to Mr. Garcia will automatically become fully vested and exercisable upon the occurrence of a “Change in Control” (as defined in the Employment Agreement).

In the event Mr. Garcia’s employment is terminated (i) by the Company without “Cause” (as defined in the Employment Agreement), (ii) due to his death or disability, (iii) for any reason, other than for “Cause”, death or disability, within twenty four months following a “Change in Control” or (iv) by him for “Good Reason” (as defined in the Employment Agreement), Mr. Garcia is entitled to receive the following payments and benefits:

•	any accrued compensation and benefits through the effective date of the termination;

•
a lump sum payment equal to 150% of the sum of: (i) Mr. Garcia’s base salary for the twelve months immediately preceding the date of termination, and (ii) the average of Mr. Garcia’s cash performance bonus for the two most recent years;

•
COBRA health benefits for whichever of the following periods is shortest: (A) the longer of (i) the remaining term of Mr. Garcia’s employment agreement or (ii) eighteen months following the date of termination; or (B) until Mr. Garcia is no longer entitled to COBRA continuation coverage under the Company’s group health plans; and

•
so long as the date of termination is at least one month after the beginning of our latest fiscal year, the annual bonus for the fiscal year of termination, pro-rated based on the number of days Mr. Garcia was employed during the fiscal year.

The Employment Agreement also provides that if Mr. Garcia becomes entitled to receive or if he receives any payments that would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the highest amount that may be paid to him without having any portion of any payment treated as an “excess parachute payment,” but only if the effect of the reduction is that he would receive a greater amount of payments, as determined on an after-tax basis. If, on an after-tax basis, the payments Mr. Garcia would receive would be greater without any reduction, then these payments will not be reduced.

Subject to his insurability, Mr. Garcia will continue to be named beneficiary to a long-term disability insurance policy covering 60% of his base salary, which policy will be maintained by the Company. Additionally, Mr. Garcia will continue to be reimbursed for the cost of life insurance equal to $1 million. Mr. Garcia will also be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally.

Mr. Garcia is also subject to customary non-solicitation and non-disparagement provisions pursuant to the Employment Agreement.

The foregoing summary of the Employment Agreement does not purport to be complete, and is subject to and is qualified in its entirety by the terms of the Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated May 22, 2017, between CAI International, Inc. and Victor Garcia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: May 26, 2017	By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement, dated May 22, 2017, between CAI International, Inc. and Victor Garcia.